Exhibit No. 12


                           KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800
                             TELEPHONE 202-778-9000
                                   www.kl.com

Theodore L. Press
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                February 9, 2001


PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
51 West 52nd Street
New York, New York 10019-6114

        Re: REORGANIZATION TO COMBINE A SERIES OF A DELAWARE BUSINESS TRUST AND A SERIES OF A MASSACHUSETTS BUSINESS TRUST
             -------------------------------------------------------------------

Ladies and Gentleman:

        PaineWebber PACE Select Advisors Trust, a Delaware business trust ("PACE Trust"), on behalf of PACE Small/Medium Company Value Equity Investments, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), and PaineWebber Securities Trust, a Massachusetts business trust ("Target Trust"), on behalf of PaineWebber Small Cap Fund, a series thereof ("Target"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to an Agreement and Plan of Reorganization and Termination among them and Mitchell Hutchins Asset Management Inc., their investment manager ("Mitchell Hutchins"), dated as of February 8, 2001 ("Plan").1/ Specifically, each Investment Company has requested our opinion --

               (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") constructively in exchange for their shares of beneficial interest in Target ("Target Shares") (such


------------------

1/ Acquiring Fund and Target are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and PACE Trust and Target Trust are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 2

        transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C),2/ and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

               (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

               (3)   regarding   the  basis  and   holding   period   after  the
        Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

        In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated December 15, 2000, that was furnished in connection with the solicitation of proxies by Target Trust's board of trustees for use at a special meeting of Target's shareholders held on January 25, 2001 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 6.6 thereof) (collectively, "Representations").

                                      FACTS
                                      -----

        PACE Trust is a business trust organized under the Delaware Business Trust Act (Del. Code Ann. title 12, ss. 3801 ET SEQ. (1977)), and Acquiring Fund is a series thereof. Target Trust is a Massachusetts business trust, and Target is a series thereof. Before January 1, 1997, each Investment Company "claimed" classification as an association taxable as a corporation, and neither has ever elected otherwise. Each Investment Company is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

        The Target Shares are divided into four classes, designated Class A, Class B, Class C, and Class Y shares ("Class A Target Shares," "Class B Target Shares," "Class C Target Shares," and "Class Y Target Shares," respectively). Acquiring Fund's shares are divided into five classes, only four of which --


------------------

2/   All  "section"  references  are to the Internal  Revenue  Code of 1986,  as amended ("Code"), unless otherwise noted, and all "Treas. Reg.ss." references are to the regulations under the Code ("Regulations").

PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 3


also designated Class A, Class B, Class C, and Class Y shares ("Class A Acquiring Fund Shares," "Class B Acquiring Fund Shares," "Class C Acquiring Fund Shares," and "Class Y Acquiring Fund Shares," respectively) -- are involved in the Reorganization (and included in "Acquiring Fund Shares"). Each class of Acquiring Fund Shares is substantially similar to the identically designated class of Target Shares.

        The Reorganization, together with related acts necessary to consummate the same ("Closing"), will take place on or about the date hereof. All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Investment Companies agree ("Effective Time").

        The Funds' investment objectives, policies, and restrictions (which are described in the Proxy Statement) are similar. Both Funds seek capital appreciation and invest primarily in stocks of small capitalization companies they believe are undervalued or overlooked in the market place or have substantial potential for capital growth.

        For the reasons, and after consideration of the factors, described in the Proxy Statement, each Investment Company's board of trustees approved the Plan, subject to approval of Target's shareholders. In doing so, each board -- including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company or Mitchell Hutchins -- determined that the Reorganization is in its Fund's best interests and the interests of its Fund's shareholders will not be diluted as a result of the Reorganization.

        The Plan, which specifies that the Investment Companies intend it to be, and adopt it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

               (1) Acquiring Fund's acquisition of all of Target's assets, including all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property, owned by Target at the Effective Time (collectively "Assets"), in exchange solely for the following:

                      (a) the  number  of full and  fractional  (rounded  to the third decimal place) (i) Class A Acquiring Fund Shares determined by dividing the net value of Target (computed as set forth in paragraph 2.1 of the Plan) ("Target Value") attributable to the Class A Target Shares by the net asset value ("NAV") of a Class A

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 4


               Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), (ii) Class B Acquiring Fund Shares determined by dividing the Target Value attributable to the Class B Target Shares by the NAV of a Class B Acquiring Fund Share (as so computed), (iii) Class C Acquiring Fund Shares determined by dividing the Target Value attributable to the Class C Target Shares by the NAV of a Class C Acquiring Fund Share (as so computed), and (iv) Class Y Acquiring Fund Shares determined by dividing the Target Value attributable to the Class Y Target Shares by the NAV of a Class Y Acquiring Fund Share (as so computed), and

                      (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

               (2) The constructive distribution of those Acquiring Fund Shares to the Shareholders, by PACE Trust's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Shareholders' names and crediting each Shareholder's account with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Target Shares, including those represented by certificates, simultaneously will be canceled on Target's share transfer books),3/ and

               (3) The termination of Target as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.

                                 REPRESENTATIONS
                                 ---------------

        TARGET TRUST has represented and warranted to us as follows:

------------------

3/ The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 5


        (1) Target Trust is a trust operating under a written declaration of trust, the beneficial interest in which is divided into transferable shares, that is duly organized and validly existing under the laws of the Commonwealth of Massachusetts; a copy of that declaration of trust is on file with the Secretary of the Commonwealth of Massachusetts; it is duly registered as an open-end management investment company under the 1940 Act, and that registration will be in full force and effect at the Effective Time; and Target is a duly established and designated series of Target Trust;

        (2) Target is a "fund" as defined in section 851(g)(2); it qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing; and Target has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

        (3) The Liabilities were incurred by Target in the ordinary course of its business;

        (4) Target is not under the jurisdiction of a court in a "title 11 or similar case" (within the meaning of section 368(a)(3)(A));

        (5) Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

        (6) During the five-year period ending at the Effective Time, (a) neither Target nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to Target will have acquired Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Shares (other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A); and

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 6


        (7) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or
        (ii) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and
        (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

        PACE TRUST has represented and warranted to us as follows:

        (1) PACE Trust is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its Certificate of Trust, including any amendments thereto, has been duly filed in the office of the Secretary of State thereof; it is duly registered as an open-end management investment company under the 1940 Act, and that registration will be in full force and effect at the Effective Time; and Acquiring Fund is a duly established and designated series of PACE Trust;

        (2) Acquiring Fund is a "fund" as defined in section 851(g)(2); it qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

        (3) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

        (4) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor is there any plan or intention for Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to Acquiring Fund, to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 7


        consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of that business as required by section 22(e) of the 1940 Act;

        (5) Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business; in addition, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

        (6) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

        (7) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

        (8) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any shares of Target; and

        (9) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg.ss. 1.368-1(e)(3)) to Acquiring Fund will have acquired Target Shares with consideration other than Acquiring Fund Shares.

        EACH INVESTMENT COMPANY has represented and warranted to us as follows:

        (1) The fair market value of the Acquiring Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 8


        (2) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

        (3) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

        (4) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

        (5) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts used by Target to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) after the date of the Plan will be included as assets held thereby immediately before the Reorganization;

        (6) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares held by that Shareholder; none of the Acquiring Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

        (7) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund;

        (8) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

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PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 9


        (9) The aggregate value of the acquisitions, redemptions, and distributions limited by Target Trust's Representation numbered (6) and PACE Trust's Representations numbered (4) and (9) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

                                     OPINION
                                     -------

        Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

        (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

        (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

        (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

        (4) Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

        (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

        (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 10


        Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Service in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                                    ANALYSIS
                                    --------

I. THE REORGANIZATION WILL QUALIFY AS A C REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.
        ------------------------------------------------------------------------

        A.     EACH FUND IS A SEPARATE CORPORATION.
               -----------------------------------

        A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Each Investment Company, however, is a business trust, not a corporation, and each Fund is a separate series of an Investment Company.

        Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."4/ Furthermore, pursuant


------------------

4/   On December 10,  1996,  the Service  adopted  Regulations  for  classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that
generally  is  elective."  T.D.  8697,  1997-1  C.B.  215.   Regulation  section
301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.]ss. 301.7701-4 or otherwise subject to special treatment under the
 . . . Code." Neither Investment Company is subject to any such special treatment.

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February 9, 2001
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to Treas. Reg.ss. 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

        Based on these criteria, neither Investment Company qualifies as a trust for federal tax purposes.5/ Each Investment Company is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while each Investment Company is an "investment trust," there is a power under its Trust Instrument to vary its shareholders' investment therein. Neither Investment Company has a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it. Accordingly, we believe that each Investment Company should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

        Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg.ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

        An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144 (1924)), which for these purposes is very similar to a Delaware business trust -- each

------------------

5/ Because each Fund is considered separate from each other series of the Investment Company of which it is a part for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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Investment  Company "claimed"  classification  under the prior Regulations as an association taxable as a corporation. Moreover, since that date neither has elected not to be so classified. Accordingly, we believe that each Investment
Company  will  continue  to  be  classified  as  an  association   (and  thus  a
corporation) for federal tax purposes.

        The Investment Companies as such, however, are not participating in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by the respective Investment Companies). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

        B.     TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S PROPERTIES.
               ------------------------------------------------------

        For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

        C.     QUALIFYING CONSIDERATION.
               ------------------------

        The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

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February 9, 2001
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        D.     DISTRIBUTION BY TARGET.
               ----------------------

        Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

        E.     REQUIREMENTS OF CONTINUITY.
               --------------------------

        Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg.ss. 1.368-1(e) ("continuity of interest").

               1.     CONTINUITY OF BUSINESS ENTERPRISE.
                      ---------------------------------

        To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

        While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal bonds. P acquired the assets of T in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

        The  Funds'  investment  objectives,   policies,  and  restrictions  are
similar.  Moreover,  after  the  Reorganization  Acquiring  Fund  will  continue

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February 9, 2001
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Target's   "historic   business"   (within   the   meaning  of  Treas.   Reg.ss.
1.368-1(d)(2)). Accordingly, there will be business continuity.

        Acquiring Fund not only will continue Target's historic business, but it also will use in that business a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)). In addition, Acquiring Fund (a) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC and (b) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. Accordingly, there will be asset continuity as well.

        For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

               2.     CONTINUITY OF INTEREST.
                      ----------------------

        Regulation  section  1.368-1(e)(1)(i)  provides  that  "[c]ontinuity  of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

        For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.6/ Although shares of both the target and

------------------

6/   Rev.  Proc.  77-37,  SUPRA;  BUT SEE Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

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February 9, 2001
Page 15


acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has recently issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr. Rul. 199941046 (July
16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).7/

        No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Revenue Ruling 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

------------------

7/ Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg.ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

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February 9, 2001
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        There is no plan or  intention  of  Shareholders  to  redeem,  sell,  or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg.ss. 1.368-1(e)(3)) to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person "related" (within such meaning) to Acquiring Fund. Moreover, Target Trust expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr.
Ruls.  9823018  and  9822053,   SUPRA,  and  8816064  (Jan.  28,  1988)),  those
redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

        Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

        F.     BUSINESS PURPOSE.
               ----------------

        All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

        G.     SATISFACTION OF SECTION 368(A)(2)(F).
               ------------------------------------

        Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

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February 9, 2001
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        (1)    not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

        (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

        For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

        H.     EACH FUND WILL BE A PARTY TO A REORGANIZATION.
               ---------------------------------------------

        Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. ss. 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (I.E., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."

II.     TARGET WILL RECOGNIZE NO GAIN OR LOSS.
        -------------------------------------

        Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

        Section 357(a)  provides in pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property

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PaineWebber Securities Trust
February 9, 2001
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subject to a liability, then that assumption or acquisition shall not be treated as money or other  property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

        As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.8/

III.    ACQUIRING FUND WILL RECOGNIZE NO GAIN OR LOSS.
        ---------------------------------------------

        Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.

IV. ACQUIRING FUND'S BASIS IN THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE TARGET'S HOLDING PERIOD.
        ------------------------------------------------------------------------

        Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization.

        Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion
that  Acquiring   Fund's  basis  in  the  Assets  will  be  a  carryover  basis.

------------------

8/ Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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February 9, 2001
Page 19


Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.

V.      A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.
        --------------------------------------------

        Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's share transfer books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

VI. A SHAREHOLDER'S BASIS IN ACQUIRING FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS TARGET SHARES.
        ------------------------------------------------------------------------

        Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under

PaineWebber PACE Select Advisors Trust
PaineWebber Securities Trust
February 9, 2001
Page 20


section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares.

        Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP


                                             By:  /s/ Theodore L. Press
                                                  ---------------------
                                                  Theodore L. Press